Exhibit 99.1

Cherokee Inc.	ICR, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd., Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Fourth Quarter and Fiscal Year 2007 Results

with Record Revenue and Earnings

VAN NUYS, CA (April 16, 2007) — Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, today reported financial results for the fourth quarter and fiscal year ended February 3, 2007.

Q4 Highlights:

•            Revenue was greatly enhanced by the receipt of $33.0 million in connection with the sale of our Mossimo Finder’s Agreement, which resulted in total fourth quarter revenues of $42.2 million in fiscal 2007, as compared to $9.9 million in fiscal 2006

•            Pre-tax income totaled $34.3 million in Q4 FY07

Fiscal Year 2007 Results:

•            As a result of our “World Branding” strategy, international revenues for all of fiscal 2007 increased by 25% to total $18.4 million, representing 42% of our total revenues in Fiscal 2007 (excluding the $33.0 million received from the sale of our Mossimo Finder’s Agreement)

•            Worldwide annual retail sales of Cherokee-branded products exceeded $2.5 billion

•            Worldwide annual retail sales of all owned and represented brands during fiscal 2007, including Cherokee, exceeded $4.0 billion

•            Pre-tax income totaled $58.0 million for the year

•            Ended the year with cash and cash equivalents of $44.6 million on balance sheet, receivables of $7.2 million, and zero debt

•            Paid dividends of $0.75 per share in December 2006 and March 2007, and during fiscal 2007 paid out $2.55 per share, or approximately $22.4 million in dividends to shareholders

Net revenues for the fourth quarter of fiscal 2007 increased to total $42.2 million, primarily due to the one-time revenues of $33.0 million from the Company’s sale of the Mossimo Finders Agreement, as compared to revenues of $9.9 million in the fourth quarter of fiscal 2006.  For the year ended February 3, 2007, net revenues rose to $76.6 million, which included the one-time payment of $33.0 million from the sale of the Mossimo Finders Agreement, as compared to $42.7 million last year.

Net earnings for the fourth quarter were $20.7 million, or $2.33 per diluted share, compared to net income of $4.4 million, or $0.49 per diluted share, in the same period last year.  For the year

(more)

ended February 3, 2007, net earnings increased to $34.8 million, or $3.93 per diluted share, as compared to $18.3 million, or $2.07 per diluted share in fiscal 2006.

“Fiscal 2007 marks the completion of another record year for the Cherokee Group,” commented Robert Margolis, Chairman and CEO of Cherokee Inc. “The continued growth of the Cherokee franchise is a testament to the strength of the Cherokee brand, our talented Cherokee staff and our strong retail partners worldwide. We are proud to deliver such strong results for our shareholders.”

Selling, general and administrative expenses for the fourth quarter increased to $8.4 million, from $3.0 million in the same period last year, primarily due to the inclusion of approximately $5.0 million of one-time deal-related expenses from the sale of the Mossimo Finder’s Agreement.  For the year ended February 3, 2007, selling, general and administrative expenses increased to $19.5 million, from $12.8 million in fiscal 2006, primarily due to the $5.0 million of one-time deal-related expenses from the sale of the Mossimo Finder’s Agreement.  In addition, during fiscal 2007, the Company experienced higher payroll and bonus expenses, as well as increased travel and marketing expenses related to the business development and growth of the Company’s international business.  Also, in compliance with the adoption of SFAS 123 (R) during fiscal 2007, the Company incurred stock option compensation expenses of $705,000, as compared to zero for fiscal 2006.

“We are particularly pleased with the continued strong growth of our international revenues, which now represent over 42% of our ongoing business,” said Howard Siegel, President.  “We believe that during this decade, a few elite brands will emerge with global dominance; “World Brands.”  Our presence in North America, Europe and Eastern Europe provides a platform for the Cherokee brand’s continued global growth and recognition.  We will continue to explore new opportunities in other parts of Europe, South America and Asia as our primary objective is to establish Cherokee as the leading consumer lifestyle brand worldwide.”

“During fiscal year 2007, although our royalty revenues from domestic licensees Target and Mervyn’s were down compared to last year, we were pleased to achieve royalty growth from many of our international licensees, while further strengthening our balance sheet as a result of the $33.0 million received from the sale of the Mossimo Finder’s Agreement,” said Russell J. Riopelle, Chief Financial Officer.  “We paid out $22.4 million in dividends to our shareholders during fiscal 2007, and we remain committed to enhancing shareholder value through continued revenue growth and increased profitability.  In addition, we continue to prudently assess potential future acquisitions to further enhance our operations.”

While the payment of future quarterly dividends will be at the discretion of Cherokee’s Board of Directors, the Company expects to continue to generate excess cash flow from ongoing license agreements.

The Company expects to file its form 10-K for the fiscal year ended February 3, 2007 with the SEC on or before April 17, 2007.

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and a consultant to brands it represents.  Currently, Cherokee Inc. has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for Cherokee Inc. include Target Stores, TJX Companies, Mervyn’s, Tesco, Hbc/Zellers, Pick ‘n Pay, Comercial Mexicana, Falabella, Fawaz Al Hokair, and Shanghai Bolderway.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future revenue and net income growth  involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2007, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

(Financial tables follow)

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Year ended
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006

Royalty revenues	$9,190,000	$9,894,000	$43,627,000	$42,732,000
One-time revenues	33,000,000	—	33,000,000	—
Total royalty revenues	42,190,000	9,894,000	76,627,000	42,732,000

Selling, general and administrative one-time expenses	5,045,000	—	5,045,000	—
Selling, general and administrative expenses	3,334,000	2,997,000	14,503,000	12,834,000
Operating income	33,811,000	6,897,000	57,079,000	29,898,000

Other income (expense):
Interest expense	—	—	—	(22,000)
Investment and interest income	506,000	178,000	951,000	474,000
Total other expenses, net	506,000	178,000	951,000	452,000

Income before income taxes	34,317,000	7,075,000	58,030,000	30,350,000

Income tax provision	13,665,000	2,719,000	23,239,000	12,073,000
Net income	$20,652,000	$4,356,000	$34,791,000	$18,277,000

Basic earnings per share	$2.34	$0.50	$3.95	$2.09

Diluted earnings per share	$2.33	$0.49	$3.93	$2.07

Cash dividends per share	$0.75	$0.60	$2.55	$2.15

Weighted average shares outstanding
Basic	8,819,239	8,771,364	8,801,661	8,746,363
Diluted	8,881,163	8,826,703	8,855,074	8,814,340

Effective Tax Rate	39.8%	38.4%	40.0%	39.8%

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

	February 3,	January 28,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$44,565,000	$11,896,000
Receivables	7,246,000	9,555,000

Prepaid expenses and other current assets	227,000	1,445,000
Deferred tax asset	1,792,000	1,003,000
Total current assets	53,830,000	23,899,000

Deferred tax asset	1,009,000	1,131,000

Property and equipment, net of accumulated depreciation of $596,000 and $474,000, respectively	216,000	305,000
Trademarks, net of accumulated amortization of $6,383,000 and $5,240,000, respectively	7,232,000	8,116,000
Other assets	15,000	15,000
Total assets	$62,302,000	$33,466,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$927,000	$629,000
Other accrued liabilities	8,590,000	4,578,000
Income taxes payable	10,023,000	—
Accrued dividends payable	6,627,000	5,272,000
Total current liabilities	26,167,000	10,479,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,834,310 and 8,787,311 shares issued and outstanding at February 3, 2007 and at January 28, 2006, respectively	176,000	175,000
Additional paid-in capital	11,960,000	9,815,000
Retained earnings	23,999,000	12,997,000
Stockholders’ equity	36,135,000	22,987,000
Total liabilities and stockholders’ equity	$62,302,000	$33,466,000

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